FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE THIRD QUARTER OF FISCAL 2015

~RAISES ANNUAL GUIDANCE FOR FISCAL 2015~

DAYTONA BEACH, Fla. - October 8, 2015 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC") today reported financial results for its fiscal third quarter ended August 31, 2015.
“Financial results again exceeded our expectations in the third quarter” stated ISC Chief Executive Officer Lesa France Kennedy. “Solid NASCAR events in August at Michigan International Speedway and Watkins Glen, growth in earnings from our investment in the Hollywood Casino at Kansas Speedway and revenue from the Faster Horses and Phish Magnaball music festivals more than offset the construction related reduction in seating capacity for the Coke Zero 400 and the impact of inclement weather at a number of our events early in the period.”
“The Chase for the Sprint Cup Championship is at full throttle with the line-up for the Contender Round set” continued France Kennedy. “As we had hoped, the excitement generated by the Chase is driving such strong consumer and corporate demand for our fourth quarter NASCAR events that we are increasing our earnings guidance for the year.”
“The reimagining of our iconic Daytona facility, DAYTONA Rising, is racing towards the checkered flag with a full grand opening of this historic project scheduled for the Rolex 24 Hours at Daytona and Speedweeks 2016. On the corporate front, last month ISC and Sunoco announced a multi-year partnership that will make Sunoco the fourth Founding Partner for DAYTONA Rising, including naming rights for one of the five fan injectors.”
France Kennedy concluded, “The stabilization and growth we are seeing in our core business demonstrates the success we can achieve by sticking with our capacity management and guest experience initiatives. We can also grow our business through non-motorsports strategies such as our Hollywood Casino investment and hosting other major spectator events at our facilities. These positive trends complement our industry’s long-term broadcast agreements that, along with a solid balance sheet, position us over the long-term to build shareholder value."

Third Quarter Comparison
Total revenue for the third quarter ended August 31, 2015 was approximately $125.5 million, compared to revenue of approximately $130.1 million in the prior-year period. Operating loss was approximately $7.1 million during the period compared to operating loss of approximately $3.5 million in the third quarter of fiscal 2014. Year-over-year comparability was impacted by:

•
A decrease in attendance and average ticket price for this year’s Coke Zero 400 due to the DAYTONA Rising construction schedule. Total capacity was limited to 50,000 new stadium seats available for the event. All other seats had been removed including Daytona's entire Superstretch, as well as the premium Sprint Tower seating in the center of the fronstretch. Also, only for 2015, the Coke Zero was held on Sunday rather than Saturday night to herald the return of NBC to NASCAR;

•
In the third quarter of fiscal 2015, we hosted the Phish Magnaball music festival at Watkins Glen International ("Watkins Glen"), for which there was no comparable event in the prior year. Also in the third quarter of fiscal 2015, we hosted the third annual Faster Horses music festival at Michigan International Speedway ("Michigan");

•
On January 31, 2014, SMI abandoned its interest and rights in our 50/50 partnership Motorsports Authentics, LLC ("MA"), consequently bringing our ownership of MA to 100.0 percent. MA's operations are included in our consolidated operations subsequent to the date of SMI's abandonment. In addition, we recognized tax benefits relating to MA of approximately $2.1 million for the three months ended August 31, 2014. There was no comparable event in the same period of fiscal 2015;

•
For the third quarter of fiscal 2015, we recognized revenue and expense related to merchandise operations of approximately $1.9 million and $1.2 million, respectively. Included in this amount are $0.9 million of commission from third party merchandise sales, predominately from Fanatics, and non-recurring transactions of approximately $0.4 million of inventory sold to Fanatics and $0.3 million of wholesale transactions by MA, which drive a total of $1.0 million in expense including product costs associated with these transactions and costs related to the transition of trackside merchandise operations to Fanatics. This compares to the third quarter of fiscal 2014, where we recognized revenue and expense related to merchandise operations of approximately $10.7 million and $9.2 million, respectively, which included direct sales of merchandise at trackside;

•
During the three months ended August 31, 2015, the Company recognized approximately $0.4 million, or less than $0.01 per diluted share, in marketing and consulting costs that are included in general and administrative expense related to DAYTONA Rising. During the three months ended August 31, 2014, the Company recognized approximately $0.2 million, or less than $0.01 per diluted share, of similar costs;

•
During the three months ended August 31, 2015, the Company recognized approximately $1.0 million, or $0.01 per diluted share, of accelerated depreciation that was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising and other projects. During the three months ended

August 31, 2014, the Company recognized approximately $2.7 million, or $0.04 per diluted share, of similar costs related to DAYTONA Rising and capacity management initiatives;

•
During the three months ended August 31, 2015, the Company recognized approximately $5.4 million, or $0.07 per diluted share, of losses primarily attributable to demolition and/or asset relocation costs in connection with DAYTONA Rising and other capital improvements. During the three months ended August 31, 2014, the Company recognized approximately $3.9 million, or $0.05 per diluted share, of similar losses in connection with DAYTONA Rising and capacity management initiatives; and

•
During the three months ended August 31, 2015, the Company capitalized approximately $1.2 million, or $0.01 per diluted share, of interest related to DAYTONA Rising. During the three months ended August 31, 2014, the Company recognized approximately $2.1 million, or $0.03 per diluted share, of similar interest capitalization.

Net loss for the third quarter ended August 31, 2015 was approximately $4.0 million, or $0.08 per diluted share, compared to net income of approximately $0.2 million, or less than $0.01 per diluted share, in the prior year period. Excluding certain marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, and net loss on sale of certain assets, non-GAAP (defined below) net loss for the third quarter of 2015 was $0.5 million, or $0.01 per diluted share. Non-GAAP net income for the fiscal third quarter of 2014 was $0.9 million, or $0.02 per diluted share. The year-over-year decrease in non-GAAP net income and diluted earnings per share is driven primarily by the construction related reduction in seating capacity and scheduling of the Coke Zero 400, non-recurring net revenues and expenses related to the transition of merchandise operations to Fanatics and depreciation expense for assets placed in service during 2015 related to DAYTONA Rising prior to the completion of renovations in 2016.
Year-to-Date Comparison
For the nine months ended August 31, 2015, total revenues were $426.1 million, compared to $452.2 million in 2014. Operating income for the nine-month period was $33.7 million compared to $53.6 million in the prior year. Year-over-year comparability was impacted by:

•	The NASCAR Sprint Cup and Xfinity Series events held at Darlington in the second quarter of fiscal 2014 will be held in the fourth quarter of fiscal 2015;

•
A decrease in attendance and average ticket price for this year’s Coke Zero 400 due to the DAYTONA Rising construction schedule. Total capacity was limited to 50,000 new stadium seats available for the event. All other seats had been removed including Daytona's entire Superstretch, as well as the premium Sprint Tower seating in the center of the fronstretch. Also, only for 2015, the Coke Zero was held on Sunday rather than Saturday night to herald the return of NBC to NASCAR;

•
On January 31, 2014, SMI abandoned its interest and rights in our 50/50 partnership MA, consequently bringing our ownership of MA to 100.0 percent. MA's operations are included in our consolidated operations subsequent to the date of SMI's abandonment. Prior to January 31, 2014, MA was accounted for as an equity investment in our financial statements. As a result of SMI's abandonment of their interest in MA, we recorded other income of approximately $5.4 million representing the fair value of MA, over the carrying value, as of January 31, 2014. In addition, we recognized tax benefits relating to MA of approximately $3.8 million for the nine months ended August 31, 2014. There was no comparable event in the same period of fiscal 2015;

•
For the nine months ended August 31, 2015, ISC recognized revenue and expense related to merchandise operations of approximately $14.6 million and $12.2 million, respectively. Included in this amount are $3.2 million of commission from third party merchandise sales, predominately from Fanatics, non-recurring transactions of approximately $6.5 million for inventory sold to Fanatics and $4.0 million of wholesale transactions by MA, which drive a total of $12.0 million in expense including product costs associated with the non-recurring transactions, non-recurring costs related to the transition of trackside merchandise operations to Fanatics, as well as partial period operating expenses incurred prior to the transition of Americrown and MA merchandise operations, for which there was no related revenue. This compares to the nine months ended August 31, 2014, where ISC recognized revenue and expense related to merchandise operations of approximately $32.4 million and $25.5 million, respectively, which included direct sales of trackside merchandise and excluded the partial period pre-consolidation operation of Motorsports Authentics prior to SMI’s abandonment of its MA interest;

•
During the nine months ended August 31, 2015, the Company recognized approximately $1.1 million, or $0.01 per diluted share, in marketing and consulting costs that are included in general and administrative expense related to DAYTONA Rising. During the nine months ended August 31, 2014, the Company recognized approximately $0.9 million, or $0.01 per diluted share, of similar costs;

•
During the nine months ended August 31, 2015, the Company recognized approximately $6.9 million, or $0.09 per diluted share, of accelerated depreciation that was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising and other projects. During the nine months ended August 31, 2014, the Company recognized approximately $8.7 million, or $0.11 per diluted share, of similar costs related to DAYTONA Rising and capacity management initiatives;

•
During the nine months ended August 31, 2015, the Company recognized approximately $11.6 million, or $0.15 per diluted share, of losses primarily attributable to demolition and/or asset relocation costs in connection with DAYTONA Rising and other capital improvements. During the nine months ended August 31, 2014, the Company recognized approximately $7.3 million, or $0.10 per diluted share, of similar losses in connection with DAYTONA Rising and capacity management initiatives; and

•
During the nine months ended August 31, 2015, the Company capitalized approximately $5.0 million, or $0.06 per diluted share, of interest related to DAYTONA Rising. During the nine months ended August 31, 2014, the Company recognized approximately $4.5 million, or $0.05 per diluted share, of similar interest capitalization.

Net income for the nine months ended August 31, 2015 was $24.4 million, or $0.52 per diluted share, compared to a net income of $41.6 million, or $0.89 per diluted share in 2014. Excluding certain marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, and net gain on sale of certain assets, non-GAAP (defined below) net income for the nine months ended August 31, 2015, was $32.9 million, or $0.70 per diluted share. This is compared to non-GAAP net income for the first nine months of 2014 of $39.8 million, or $0.86 per diluted share. The year-over-year decrease in non-GAAP net income and diluted earnings per share is driven primarily by the change in timing of the Darlington NASCAR events and the construction related reduction in seating capacity and scheduling of the Coke Zero 400 discussed above, non-recurring net revenues and expenses related to the transition of merchandise operations to Fanatics and depreciation expense for assets placed in service during 2015 related to DAYTONA Rising prior to completion of renovations in 2016.
GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
We believe such non-GAAP information is useful and meaningful, and is used by investors to assess our core operations, which consist of the ongoing promotion of racing events at our major motorsports entertainment facilities. Such non-GAAP information identifies and separately displays and adjusts for items that are not considered to be reflective of our continuing core operations at our motorsports entertainment facilities. We believe that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of our core operations for the periods presented. We use this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating the business and as such deemed it important to provide such information to investors.

The adjustments for 2014 relate to marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, MA fair value adjustment and income tax benefits, and net loss on sale of certain assets.
The adjustments for 2015 relate to marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, and net gain on sale of certain assets.

	Three Months Ended		Nine Months Ended
	August 31, 2014	August 31, 2015	August 31, 2014	August 31, 2015
	(Unaudited)
	(In Thousands, Except Per Share Amounts)
Net income (loss)	$191	$(3,956)	$41,555	$24,352
Adjustments, net of tax:
DAYTONA Rising project	138	255	528	667
Accelerated depreciation	1,630	593	5,279	4,222
Losses on asset retirements	2,348	3,262	4,440	7,069
DAYTONA Rising project capitalized interest	(1,299)	(703)	(2,737)	(3,051)
MA fair value adjustment and income tax benefits	(2,060)	—	(9,272)	—
Net (gain)/loss on sale of certain assets	(3)	19	43	(378)
Non-GAAP net income (loss)	$945	$(530)	$39,836	$32,881
Per share data:
Diluted earnings (loss) per share	$0.00	$(0.08)	$0.89	$0.52
Adjustments, net of tax:
DAYTONA Rising project	0.00	0.00	0.01	0.01
Accelerated depreciation	0.04	0.01	0.11	0.09
Losses on asset retirements	0.05	0.07	0.10	0.15
DAYTONA Rising project capitalized interest	(0.03)	(0.01)	(0.05)	(0.06)
MA fair value adjustment and income tax benefits	(0.04)	—	(0.20)	—
Net (gain)/loss on sale of certain assets	0.00	0.00	0.00	(0.01)
Non-GAAP diluted earnings per share	$0.02	$(0.01)	$0.86	$0.70
On the corporate partnership front, the Company has achieved its gross marketing partnership revenue target for fiscal 2015, up approximately one percent from fiscal 2014, and sold event entitlements for all NASCAR Sprint Cup, Xfinity and Camping World series events. This is compared to last year at this time when the Company had approximately 97.0 percent of gross marketing partnership revenue target sold and an open entitlement for one NASCAR Xfinity series event. According to recent research published by NASCAR, the appeal of our sport to corporate partners continues to increase as demonstrated by the steady increase in participation by Fortune 500 companies, up not only from 2014 but also from pre-recession years.

External Growth and Other Initiatives
Capital Spending
The Company competes for the consumers' discretionary dollar with many entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet its customers' expectations, ISC is committed to improving the guest experience at its facilities through on-going capital improvements that position it for long-term growth.
In June 2013, ISC's board of directors endorsed a capital allocation plan for fiscal 2013 through fiscal 2017 to not exceed $600.0 million in capital expenditures over that period. The five-year capital expenditure plan encompasses all the capital expenditures for ISC's 13 major motorsports facilities, including DAYTONA Rising. DAYTONA Rising will account for approximately $400.0 million, excluding capitalized interest, of the $600.0 million of the five-year capital expenditure plan.
With the majority of the capital expenditures for DAYTONA Rising occurring in fiscal 2014 and 2015, we estimate capital expenditures, exclusive of capitalized interest, across all of ISC's existing facilities will be approximately $180.0 million for fiscal 2015. With a target completion date for DAYTONA Rising in January 2016, capital expenditures associated with the $600.0 million capital allocation plan, based on the timing of construction payments, is expected to decrease significantly, with an expectation of capital expenditures for projects at all of ISC's existing facilities, to average approximately $75.0 million per year in fiscal 2016 and 2017.
For the nine months ended August 31, 2015, the Company spent approximately $105.7 million on capital expenditures for projects at its existing facilities, of which $94.8 million is related to DAYTONA Rising, with the remainder associated with a variety of other improvements and renovations. In comparison, the Company spent approximately $132.5 million for the nine months ended August 31, 2014, on capital expenditures for projects at its existing facilities, of which $122.4 million was related to DAYTONA Rising.
The Company reviews its capital expenditure program periodically and modifies it in accordance with its then current assessment of future financial position and as required to meet current business needs.
DAYTONA Rising: Reimagining an American Icon
DAYTONA Rising is the redevelopment of the frontstretch of Daytona International Speedway, ISC's 56-year-old flagship motorsports facility, to enhance the event experience for its fans, marketing partners, broadcasters and the motorsports industry.
The vision for DAYTONA Rising places an emphasis on enhancing the complete fan experience, beginning with five expanded and redesigned fan entrances, or injectors. Each injector will lead directly to a series of escalators and elevators that will transport fans to any of three different concourse levels, each featuring spacious and strategically-placed social "neighborhoods" along the nearly mile-long frontstretch.
A total of 11 neighborhoods, each measuring the size of a football field, will enable fans to meet and socialize during events without ever missing any on-track action, thanks to dozens of strategically-placed video screens in every neighborhood. The central neighborhood, dubbed the "World Center of Racing," features open sight-lines enabling fans to catch all the on-track action while celebrating the history of Daytona International Speedway and its many unforgettable moments throughout more than 50 years of racing.
Every seat in Daytona's frontstretch will be replaced with wider, more comfortable seating that will provide pristine sight-lines. There will also be twice as many restrooms and three times as many concessions throughout the facility. During Budweiser Speedweeks 2015, fans experienced some of DAYTONA Rising's new amenities including first ever vertical transportation, approximately 40,000 new grandstand seats on the frontstretch near Turn 1, and new concessions and restrooms. The Company opened an additional 10,000 new grandstand seats and supporting amenities in Turn 4 for the 2015 Coke Zero 400.
Since commencement of construction, four Founding Partners have been announced, Toyota, Florida Hospital, Chevrolet, and most recently Sunoco, with partnerships extending over 10 years. Founding partners receive sponsorship rights for a dedicated injector, as well as approximately 20,000 square feet of innovative fan engagement space that will enhance the overall guest experience, and nearly 50,000 square feet of interior and exterior branding space.
In September 2015, we announced that Sunoco, a long-time partner in the sport, is expanding their presence by becoming the fourth Founding Partner for DAYTONA Rising. The multi-year agreement provides Sunoco naming rights to an injector as well as 20,000 square feet that will feature fan engagement opportunities and experiences that vertically span four concourse levels. In addition, Sunoco will have branding rights for one of the “neighborhoods” located near its injector. Also in September, we announced that BRP, the manufacturer of world renowned motorized recreational vehicles and engines, will serve as the title sponsor for the 150-mile qualifying races for the DAYTONA 500. The races, which finalize the starting lineup for the DAYTONA 500, will be known as the Can-Am Duel At Daytona. Other founding and official partner discussions are underway and we anticipate more announcements in the coming months.
The Company currently anticipates DAYTONA Rising to cost approximately $400.0 million, excluding capitalized interest, which it expects to fund from cash on hand, cash from its operations, and it may use borrowings on its credit facility for a limited period of time. In June 2014, Florida Governor Rick Scott signed House Bill 7095 creating the Florida Sports Development Program and establishing a process for distributing state tax revenue for the construction or improvement of professional sports franchise facilities. The DAYTONA Rising project was among the eligible applicants to receive sales tax incentives based on the project’s capital investment and amount of sales tax generated by the facility. In 2014, the Company filed its application and received approval from the state's Department of Economic Opportunity. Allocation of funds for the approved applications was not considered during the 2015 session of the Florida Legislature. The Company intends to continue to pursue these incentives. A timetable for consideration is unknown at this time.
Total spending incurred for DAYTONA Rising was $94.8 million during the nine months ended August 31, 2015. Based on the Company's current expectations of DAYTONA Rising, it has identified existing assets that are expected to be impacted by the redevelopment and that those assets have or will require accelerated depreciation, or losses on asset retirements. During the nine months ended August 31, 2015, the Company recognized accelerated depreciation and losses on disposal of assets totaling approximately $14.4 million, with a total of approximately $42.5 million recognized since the inception of the project.
Despite the Company not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that the Company capitalize a portion of the interest on existing outstanding debt during the construction period.  The Company estimates it will record approximately $13.0 million of capitalized interest from fiscal 2013 through fiscal 2016. As a result of these assets going into service during fiscal 2015 and 2016, depreciation expense related directly to DAYTONA Rising will increase incrementally by approximately $12.0 million to $14.0 million in fiscal 2015, and an additional $9.0 million to $10.0 million in fiscal 2016, respectively. Total depreciation expense for fiscal 2015 is estimated to be between approximately $93.0 million and $97.0 million, and approximately $100.0 million to $105.0 million in fiscal 2016, and then decreasing, due to lower capital spending, to approximately $85.0 million to $95.0 million beginning in fiscal 2019.
The Company expects that by providing its fans with a better experience as well as an expansive platform for its marketing partners, including an elevated hospitality experience, DAYTONA Rising, upon completion in 2016, is expected to provide an immediate incremental lift in Daytona International Speedway's revenues of approximately $20.0 million, and earnings before interest, taxes, depreciation and amortization ("EBITDA") lift of approximately $15.0 million with a mid-single-digit growth rate. The Company also currently anticipates the project to be accretive to its net income per share within three years of completion. While these forward looking amounts are management’s projections and the Company believes they are reasonable, its actual results may vary from these estimates due to unanticipated changes in projected attendance, lower than expected ticket prices, and/or lower than forecasted corporate sponsorships. The Company does not know whether these expectations will ultimately prove correct and actual revenues and operating results may differ materially from these estimates.
ONE DAYTONA
In June 2013, the Company entered into a 50/50 joint venture with Atlanta based Jacoby Development, Inc. ("JDI") to develop ONE DAYTONA, the proposed premier mixed use and entertainment destination across from Daytona International Speedway. In March 2015, the Company announced a change in its business relationship with JDI and that we assumed 100.0 percent interest in ONE DAYTONA.
Also in March 2015, the Company announced Legacy Development, a leading national development group, as development consultant for ONE DAYTONA. Intensely focused on innovative destination retail and mixed-use projects, Legacy Development will work closely with ISC’s development resources on the project. The Legacy team is a natural fit for the project, having served as the developer for Legends Outlets Kansas City, a mixed-use retail destination across from the Company's Kansas Speedway.

Shaner Hotels and Prime Hospitality Group ("PHG") have been selected as hotel partners. They have executed a franchise agreement with Marriott International for an exclusive 145-room full service Autograph Collection hotel at ONE DAYTONA.
The Company continues to refine the conceptual design for the first phase of ONE DAYTONA. Bass Pro Shops, America's most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based exhibitor, have executed leases to anchor ONE DAYTONA. The Company is in active discussions with other potential tenants for ONE DAYTONA. The Company has approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, 2,500 seats in a movie theater, 660 hotel rooms, 1,350 units of residential, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space. We anticipate announcing our revised plans for the first phase of ONE DAYTONA in the next few months, including a timetable for commencement, scope of the development, a range of investment, expected returns and sources of funding in addition to equity committed.
A Community Development District ("CDD") has been established for the purpose of installing and maintaining public infrastructure at ONE DAYTONA. The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community development.
The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of $40.0 million in incentives to finance a portion of the estimated $53.0 million in infrastructure required to move forward with the ONE DAYTONA project. The Company is currently proceeding with the leasing phase of the project while simultaneously completing the various necessary requirements for the CDD to access the incentives to start infrastructure work.
Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, ("Kansas Entertainment") a 50/50 joint venture of Penn Hollywood Kansas, Inc. ("Penn"), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation ("KSDC"), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn, as the managing member of Kansas Entertainment, is responsible for the operations of the casino.
The Company has accounted for Kansas Entertainment as an equity investment in our financial statements as of August 31, 2014 and 2015. Our 50.0 percent portion of Kansas Entertainment’s net income is approximately $2.3 million and $3.5 million for the three months ended August 31, 2014 and 2015, respectively, and $6.7 million and $11.2 million for the nine months ended August 31, 2014 and 2015, respectively, and is included in income from equity investments in its consolidated statements of operations.
For the first nine months of the 2015 fiscal year, the Company has received cash distributions from the casino totaling approximately $24.8 million. The Company expects, for its 2015 fiscal year, that its share of the cash flow from the casino's operations will be approximately $32.0 million, compared to $22.0 million received in fiscal

2014. Approximately $4.5 million of the increase is non-recurring and a result of transitioning from quarterly to monthly distributions in 2015, with the balance resulting from improvement in operating results.
Outlook
ISC is raising its previously announced 2015 full year non-GAAP guidance, reflecting the positive momentum from its consumer and corporate marketing strategies and favorable results from its equity investment in the Hollywood Casino at Kansas Speedway:
•Revenue: $635.0 million to $640.0 million
•EBITDA margin: 30.0% to 30.5%
•Operating margin: 16.0% to 16.5%
•Effective tax rate: 38.5% to 39.0%
•Diluted earnings per share: $1.35 to $1.40
Included in the Company's fiscal 2015 non-GAAP earnings guidance is approximately $13.0 million to $14.0 million in depreciation expense for assets placed in service during 2015 related to DAYTONA Rising, and non-recurring revenue and expenses related to the transition of merchandising operations. For fiscal 2015 we expect the transition of merchandising operations to result in a net decline in food, beverage and merchandise revenue and expense of approximately $27.5 million to $28.0 million and $21.5 million to $22.0 million, respectively, and an additional reduction of approximately $1.0 million to $1.5 million general and administrative costs. This includes non-recurring revenue of $10.0 million, related to sales of inventory to Fanatics and wholesale transactions, and $12.0 million of expense, including product costs associated with the non-recurring transactions, other non-recurring costs related to the transition of trackside merchandise operations to Fanatics, as well as partial period operating expenses incurred prior to the transition of Americrown and MA merchandise operations for which there was no related revenue. The increased guidance also includes approximately $2.1 million, or $0.03 EPS, for DAYTONA Rising related benefits net of expenses driven by partial opening of previously discussed improvements during Speedweeks and July events in fiscal 2015.
The Company is also updating guidance for EBITDA to range between $190.0 million to $195.0 million. Incremental to ISC's EBITDA estimate are cash distributions from its equity investment in the Hollywood Casino, approximately $32.0 million.
ISC’s fiscal 2015 non-GAAP earnings per share guidance excludes any income statement impact attributable to the completion of the DAYTONA Rising project, including non-capitalized costs and accelerated depreciation for removal of assets not fully depreciated, partially offset by capitalized interest expense. Also excluded are potential non-capitalized costs or charges that could be recognized related to the Company's ONE DAYTONA development, start up and/or financing costs should the Company's Hollywood Casino at Kansas Speedway joint venture pursue construction of an adjacent hotel, any costs related to legal settlements; gain or loss on sale of fixed assets; accelerated depreciation and future loss on retirements or relocation of certain long-lived assets which could be recorded as part of capital improvements other than DAYTONA Rising resulting from removal of assets prior to the end of their actual useful life.
In closing, Ms. France Kennedy stated, "We maintain a solid financial position, developed over many years, that affords us the ability to follow our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry. Building on this foundation we will continue to execute our five year, $600 million capital allocation plan through 2017. For the future, we are well positioned to balance the strategic capital needs of our business with returning capital to our shareholders."
Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 69157010.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Thursday, October 22, 2015. To access, dial (855) 859-2056 and enter the code 69157010, or visit the “Investor Relations” section of the Company's Web site.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network, and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

# # #

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended
	August 31, 2014	August 31, 2015
	(Unaudited)
REVENUES:
Admissions, net	$26,271	$24,038
Motorsports related	81,987	86,628
Food, beverage and merchandise	17,491	10,521
Other	4,334	4,303
	130,083	125,490
EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	30,874	31,824
Motorsports related	33,693	34,503
Food, beverage and merchandise	14,550	9,266
General and administrative	28,190	27,446
Depreciation and amortization	22,438	24,224
Losses on asset retirements	3,863	5,365
	133,608	132,628
Operating loss	(3,525)	(7,138)
Interest income	20	41
Interest expense	(1,960)	(2,668)
Equity in net income from equity investments	2,330	3,486
Other	5	(32)
Loss before income taxes	(3,130)	(6,311)
Income taxes	(3,321)	(2,355)
Net income (loss)	$191	$(3,956)

Income (loss) per share:
Basic and diluted	$0.00	$(0.08)
Basic weighted average shares outstanding	46,593,133	46,647,480
Diluted weighted average shares outstanding	46,606,660	46,647,480

Comprehensive income (loss)	$354	$(3,792)

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Nine Months Ended
	August 31, 2014	August 31, 2015
	(Unaudited)
REVENUES:
Admissions, net	$92,021	$87,842
Motorsports related	295,604	289,143
Food, beverage and merchandise	53,433	36,830
Other	11,125	12,237
	452,183	426,052
EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	109,227	104,022
Motorsports related	91,808	92,091
Food, beverage and merchandise	42,088	30,671
General and administrative	80,205	80,982
Depreciation and amortization	67,999	72,990
Losses on asset retirements	7,303	11,626
	398,630	392,382
Operating income	53,553	33,670
Interest income	102	85
Interest expense	(7,796)	(6,738)
Equity in net income from equity investments	6,744	11,232
Other	5,377	621
Income before income taxes	57,980	38,870
Income taxes	16,425	14,518
Net income	$41,555	$24,352

Dividends per share	$0.24	$0.26
Earnings per share:
Basic and diluted	$0.89	$0.52
Basic weighted average shares outstanding	46,548,078	46,611,656
Diluted weighted average shares outstanding	46,562,082	46,626,223

Comprehensive income	$42,047	$24,845

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2014	August 31, 2014	August 31, 2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$158,847	$171,891	$169,249
Receivables, less allowance	27,598	35,477	34,912
Inventories	4,030	5,975	1,692
Income taxes receivable	6,202	3,514	15,224
Deferred income taxes	2,789	3,451	2,825
Prepaid expenses and other current assets	8,099	17,865	73,065
Total Current Assets	207,565	238,173	296,967

Property and Equipment, net	1,381,190	1,357,570	1,425,681
Other Assets:
Equity investments	122,565	126,623	107,721
Intangible assets, net	178,629	179,268	178,628
Goodwill	118,791	118,791	118,791
Other	68,911	68,126	7,409
	488,896	492,808	412,549
Total Assets	$2,077,651	$2,088,551	$2,135,197
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,435	$3,118	$3,222
Accounts payable	41,491	44,289	49,868
Deferred income	33,043	77,903	83,842
Other current liabilities	18,813	20,883	18,894
Total Current Liabilities	96,782	146,193	155,826

Long-Term Debt	268,311	270,885	267,726
Deferred Income Taxes	354,276	340,649	342,081
Long-Term Deferred Income	9,548	8,629	7,287
Other Long-Term Liabilities	2,302	2,689	2,258
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	262	262	264
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	200	200	199
Additional paid-in capital	447,518	446,581	448,386
Retained earnings	902,433	876,609	914,658
Accumulated other comprehensive loss	(3,981)	(4,146)	(3,488)
Total Shareholders’ Equity	1,346,432	1,319,506	1,360,019
Total Liabilities and Shareholders’ Equity	$2,077,651	$2,088,551	$2,135,197

Consolidated Statements of Cash Flows
(In Thousands)

	Nine Months Ended
	August 31, 2014	August 31, 2015
	(Unaudited)
OPERATING ACTIVITIES
Net income	$41,555	$24,352
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on assumption of controlling interest in equity investee	(5,447)	—
Depreciation and amortization	67,999	72,990
Stock-based compensation	1,889	2,194
Amortization of financing costs	1,333	1,333
Interest received on Staten Island note receivable	4,359	3,486
Deferred income taxes	(26,529)	(12,548)
Income from equity investments	(6,744)	(11,232)
Distribution from equity investee	7,606	12,094
Loss on asset retirements, non-cash	618	428
Other, net	111	(602)
Changes in operating assets and liabilities:
Receivables, net	(8,284)	(7,314)
Inventories, prepaid expenses and other assets	(9,594)	(7,024)
Accounts payable and other liabilities	1,084	6
Deferred income	42,249	48,538
Income taxes	13,729	(9,365)
Net cash provided by operating activities	125,934	117,336
INVESTING ACTIVITIES
Capital expenditures	(132,486)	(105,737)
Distribution from equity investee and affiliate	7,894	12,656
Equity investments and advances to affiliate	(1,052)	—
Proceeds from sale of Staten Island property	6,100	—
Cash included in assumption of ownership interest in equity investee	4,686	—
Other, net	25	103
Net cash used in investing activities	(114,833)	(92,978)
FINANCING ACTIVITIES
Payment of long-term debt	(533)	(846)
Cash dividend paid	(11,181)	(12,127)
Reacquisition of previously issued common stock	(323)	(983)
Net cash used in financing activities	(12,037)	(13,956)
Net (decrease) increase in cash and cash equivalents	(936)	10,402
Cash and cash equivalents at beginning of period	172,827	158,847
Cash and cash equivalents at end of period	$171,891	$169,249